Exhibit (h)(6)

CONNECTICUT HIGHER EDUCATION TRUST

PARTICIPATION AGREEMENT

THIS AGREEMENT is made effective as of the 29th day of June, 2012 by and among TIAA-CREF Tuition Financing, Inc., a Delaware corporation (“TFI”), GMO Series Trust, a Massachusetts business trust (the “Trust”).

WHEREAS, TFI has entered into Management Agreement, dated March 13, 2010, with the Connecticut Higher Education Trust, pursuant to which TFI provides program management services for the direct-sold plan available under the Connecticut Higher Education Trust (the “Plan”), which is administered as a college savings program under Section 529 of the Internal Revenue Code of 1986, as amended, and such services include facilitating the Plan’s investment in mutual funds and/or other investment vehicles; and

WHEREAS, the Trust is registered as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which includes the series and class(es) listed on Exhibit A hereto (each a “Fund” and, collectively, the “Funds”); and

WHEREAS, the parties desire to facilitate the availability of each Fund as an underlying investment of one or more of the Plan’s investment options (the “Investment Portfolios”); and

WHEREAS, it is intended that an account be established with each Fund for the Investment Portfolio that invests in that Fund to reflect the Investment Portfolio’s ownership of the shares (the “Shares”) of the Fund and all transactions of such Investment Portfolio involving such Shares (the “Account”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto, intending to be legally bound, hereby agree and declare as follows.

ARTICLE I. Purchase and Sale of Fund Shares.

1.1 The Trust or its designee shall make available to the Investment Portfolio for purchase Shares without any initial or deferred sales charges, without any minimum initial or subsequent investment amounts, and subject to the terms and conditions of this Agreement and the Fund’s then current prospectus and statement of additional information as supplemented from time to time (collectively, the “Prospectus”), at the applicable net asset value per Share on those days on which the Fund calculates its net asset value (the “NAV”). Such NAV shall be calculated on each day on which the New York Stock Exchange is open for trading (each a “Business Day”) as of the close of regular trading on the New York Stock Exchange (currently 4:00 p.m. ET) or as of such earlier time at which a Fund’s NAV is calculated as set forth in accordance with the Fund’s Prospectus (“Close of Trading”).

1.2 The Trust or its designee shall cause an Account to be established within each Fund for each Investment Portfolio that invests in such Fund to reflect the Investment Portfolio’s ownership of the Fund’s Shares and to reflect orders for the purchase and redemption of such Shares by the Investment Portfolio (collectively referred to as “Orders”) received through the National Securities Clearing Corporation (“NSCC”).

1.3 It is acknowledged that the board of trustees of the Trust (the “Board”), acting in good faith and in the exercise of its fiduciary responsibilities, may refuse to permit the Trust to sell Fund Shares to any person, or suspend or terminate the offering of Fund Shares if such action is required by law or by regulatory authorities having jurisdiction over the sale of the Shares, provided, however, that any such refusal, suspension or termination can only be effected under circumstances set forth in the Fund’s Prospectus.

1.4 Orders for Fund Shares received in proper form by TFI or its designee from the Investment Portfolio (proper form means only Orders that include Plan participant transactions in the Investment Portfolio that took place prior to the Close of Trading on any given Business Day

(“Trade Date”)) will be transmitted electronically through the NSCC by 6:00 a.m. eastern time on the next Business Day after Trade Date (“Trade Date + 1”) and cash settlement will be transmitted on Trade Date + 1 pursuant to the standard NSCC settlement process. Orders shall be executed at the price of such Fund Shares on Trade Date provided the Fund or its designee receives the Order in accordance with this Section 1.4. Dividends and capital gain distributions will be automatically reinvested at NAV in accordance with the Fund’s Prospectus.

1.5 TFI or its designee will receive through NSCC on Trade Date + 1 a confirmation of the previous Business Day’s Orders. TFI or its designee will use its reasonable best efforts to promptly notify the Trust of any discrepancies between such confirmation and the Orders that were transmitted.

1.6 By no later than 7:00 p.m. eastern time on each Business Day (the “Price Communication Time”), the Trust or its designee will communicate to TFI or its designee, via mutually agreed upon electronic method, the NAV of the Fund determined as of the Close of Trading on that Business Day, as well as dividend and capital gain information and, in the case of income funds, the daily accrual for interest factor (mil rate). The Trust or its designee will notify TFI or its designee as soon as it becomes aware of any delay or anticipated delay in meeting the Price Communication Time. The Trust acknowledges and agrees that the Trust’s pricing error policy, which is consistent with the Securities and Exchange Commission (“SEC”) guidelines, shall be used in connection with the determination and treatment of any errors in the computation of NAV.

1.7 All purchase Orders will settle through Federal Fund Wire transfers on Trade Date + 1, via standard NSCC settlement procedures. TFI or its designee will initiate one wire transfer per Fund per Investment Portfolio for receipt by the Fund’s custodian at the New York Federal Reserve Bank by no later than the close of the Federal Reserve wire system on Trade Date + 1. For each redemption Order, the Trust will cause the remittance of the redemption proceeds to be made by Federal Fund Wire within the payment period stated in the Fund’s Prospectus. The Trust shall provide, or cause to be provided, to TFI, on behalf of the Program, all written confirmations required under federal and state securities laws

ARTICLE II. Representations and Warranties.

2.1 TFI represents and warrants as of the date hereof and for as long as this Agreement is in effect and valid:

(a) that TFI is a duly organized corporation, validly existing and in good standing under the laws of the state of its incorporation and is qualified to do business in each jurisdiction where the failure to so qualify would reasonably be expected to have a material adverse effect on its ability to perform its obligations under this Agreement;

(b) that TFI has full legal right, power, and authority to execute and deliver this Agreement;

(c) that TFI has obtained all necessary corporate approvals authorizing the execution and delivery of this Agreement;

(d) that, other than those already obtained by TFI, no consents or approvals of, or filings or negotiations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party, are necessary in connection with the execution and delivery of this Agreement;

(e) that, to the best of TFI’s knowledge, the execution and delivery of this Agreement and performance of services under this Agreement will not conflict with, or constitute a breach or default under any agreement or other instrument to which it is a party or any existing law, administrative regulation, court order or consent to which it is subject;

(f) that TFI will comply in all material respects with all applicable laws in connection with its duties and activities as contemplated under this Agreement;

(g) that there are no actions, suits or proceedings by or before any governmental authority pending, or to TFI’s knowledge threatened, which could reasonably be expected to materially impair its ability to carry out the terms of this Agreement;

(h) that TFI is and will remain duly registered under all applicable federal and state securities laws;

(i) that TFI or its designee has an internal control structure over the processing and transmission of Orders that is suitably designed to ensure that Orders on any given Business Day include only those transactions in the Investment Portfolio that took place prior to the Close of Trading on that Business Day;

(j) that TFI has adequate resources to perform its obligations under this agreement; and

(k) that TFI will promptly notify the Trust in writing if at any time any event occurs which would make, or tend to make, any of the representations or warranties contained in this Agreement untrue.

2.2 The Trust represents and warrants to TFI as of the date hereof and for as long as this Agreement is in effect and valid:

(a) that each Fund is a series of duly organized Massachusetts business trust, each validly existing and in good standing under the laws of the state of its formation and each is qualified to do business in each jurisdiction where the failure to so qualify would reasonably be expected to have a material adverse effect on the Trust’s ability to perform its obligations under this Agreement;

(b) that each has full legal right, power, and authority to execute and deliver this Agreement;

(c) that each has obtained all necessary approvals authorizing the execution and delivery of this Agreement;

(d) that, other than those already obtained by each, no consents or approvals of, or filings or negotiations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party, are necessary in connection with the execution and delivery of this Agreement;

(e) that, to the best of the Trust’s knowledge, the execution and delivery of this Agreement and performance of services under this Agreement will not conflict with, or constitute a breach or default under any agreement or other instrument to which it or an affiliate is a party or any existing law, administrative regulation, court order or consent to which it is subject;

(f) that the Shares of each Fund are registered under the Securities Act of 1933, as amended, and that the Trust shall be responsible for ensuring the Shares are registered for sale, or are exempt from the requirements of registration, under the respective securities laws of each state and/or jurisdiction;

(g) that each is and will remain duly registered under all applicable federal and state securities laws;

(h) that each has adequate resources to perform its obligations under this Agreement;

(i) that all of the Trust’s trustees, directors, officers, employees, and other individuals or entities dealing with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of the Funds in an amount not less than the minimum coverage as required currently by Rule l7g-l of the 1940 Act or related provisions as may be promulgated from time to time. The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by reputable bonding company;

(j) that there are no actions, suits or proceedings by or before any governmental authority pending, or to their knowledge threatened, which could reasonably be expected to materially impair either of their ability to carry out the terms of this Agreement;

(k) that each will comply in all material respects with all applicable laws and regulations in connection with the duties and activities contemplated under this Agreement;

(l) that the Trust is an open-end investment company registered under the 1940 Act and each Fund is a series of the Trust;

(m) that no fees paid to TFI hereunder shall be derived from fees assessed against any Fund pursuant to Rule 12b-1 under the 1940 Act; and

(n) that the Trust will promptly notify TFI in writing if at any time any event occurs which would make, or tend to make, any of the representations or warranties contained in this Agreement untrue.

ARTICLE III. Sales Material and Information; Cooperation.

3.1 TFI shall not give any information or make any representations or statements concerning any Fund in connection with the Plan or the Investment Portfolios other than the information or representations contained in the Fund’s Prospectus or in current shareholder reports or proxy statements for the Fund.

3.2 The Trust shall not disseminate, other than internally for business purposes or as required by any regulatory or self-regulatory agency or organization, any information or make any representations or statements concerning the specific arrangements contemplated by this Agreement or the Plan as a whole. This Agreement does not purport to authorize the Trust or any other person to distribute or offer any interests in the Plan nor does it make the Plan a distributor of any Fund.

3.3 The Trust shall review any description of each Fund that may be included in the official statement of the Plan (the “Plan Brochure”) and provide any comments on such description as soon as reasonably practicable, and in any event within 10 Business Days of receipt of such materials. If a description of Fund is to be included in the Plan Brochure, the Trust shall provide a certification regarding the accuracy of the information regarding the Fund to be so included. This process shall be repeated for any future iterations of the Plan Brochure in which a description of a Fund is to be included.

3.4 The Trust and its affiliates are the owners of all right, title and interest in and to the names, trademarks, service marks and logos used by the Adviser and the Funds in connection with the issuance, promotion and administration of the Funds (the “Licensed Marks”). The Trust hereby consents to TFI and the Plan’s use of the name reflected in Exhibit A hereto in connection with the Plan’s Investment Portfolios, subject to the terms of Sections 3.1 and 3.5 of this Agreement. Such consent will terminate automatically when this Agreement is terminated pursuant to Article VII.

3.5 TFI will use its reasonable best efforts to furnish to the Trust each piece of marketing, literature, or other promotional documents relating to the Plan, in which a Licensed Mark is used, at least ten Business Days prior to its use. No such material will be used until the Trust consents in writing; provided, however, that the Trust shall notify TFI in writing, within ten (10) Business Days of receipt (i) of its consent to use, which shall not be unreasonably withheld, or, (ii) if it reasonably objects to such use.

3.6 Notwithstanding anything in this Article III to the contrary, the Plan Brochure may be translated into Spanish and made available to Participants and potential Participants pursuant to the procedures set forth in Schedule A.

3.7 Except as otherwise expressly provided for in this Agreement, neither TFI nor the Plan shall use, and shall not allow its employees, agents, or affiliates to use, the Licensed Marks or the name or logo of any affiliate of the Trust, or any products or services sponsored, managed, advised, administered, or distributed by the Trust or any of its affiliates, for advertising, trade or other commercial or non-commercial purposes without the express prior written consent of the Trust.

3.8 The Trust shall as soon as reasonably practicable notify TFI of: (i) the issuance by any court or regulatory body of any stop order, cease and desist order, or other similar order (but not including an order of a regulatory body exempting or approving a proposed transaction or arrangement) with respect to the Trust’s registration statement or the Prospectus of any Fund; (ii) any request by the SEC for any amendment to the Trust’s registration statement or the Prospectus of any Fund; (iii) the initiation of any proceedings for that purpose or for any other purposes relating to the registration or offering of the Trust shares; or (iv) any other action or circumstances that may prevent the lawful offer or sale of Fund Shares in any state or jurisdiction, including, without limitation, any circumstance in which (A) such Shares are not registered and, in all material respects, issued and sold in accordance with applicable state and federal law, or (B) such law precludes the use of such shares as an underlying investment option for the Investment Portfolios. The Trust will make every reasonable effort to prevent the issuance of any such stop order, cease and desist order or similar order and, if any such order is issued, to obtain the lifting thereof at the earliest possible time.

3.9 Upon request from TFI, the Trust shall use its best efforts to provide, and to cause its service providers to provide, such information and access as may be reasonably necessary or appropriate to enable TFI to prepare annual financial information for the Plan.

ARTICLE IV. Indemnification.

4.1 Indemnification by TFI.

(a) TFI agrees to indemnify and hold harmless the Trust, the Funds and each of their officers, employees, trustees and directors, (collectively, the “Indemnified Parties” for purposes of this Section 4.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of TFI) or litigation (including reasonable legal and other expenses) (collectively, “Losses”), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise: (i) that arise out of or are based upon any untrue or inaccurate statements or omissions, or inaccurate or incorrect information provided by TFI or its agents to the Trust; (ii) insofar as such Losses arise out of a breach of the representations and warranties contained herein by TFI; (iii) insofar as such Losses arise out of or are based upon breach by TFI of any material provision contained herein; or (iv) to the extent that any Losses arise out of or result from TFI’s willful misfeasance, bad faith, or negligence, as limited by and in accordance with the provisions of Section 4.1(b) and 4.1(c) hereof.

(b) TFI shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

(c) TFI shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified TFI in writing within a reasonable period of time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify TFI of any such claim shall not relieve TFI from any liability which it may have to the Indemnified Party, except to the extent that the omission results in a failure of actual notice to TFI and TFI is damaged solely as result of the failure to give such notice. If any such action is brought against an Indemnified Party, TFI shall be entitled to participate, at its own expense, in the defense of such action. TFI also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from TFI to such party of TFI’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and TFI will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. In any event, TFI shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

4.2 Indemnification by the Trust.

(a) The Trust agrees to indemnify and hold harmless TFI, the Plan and the Connecticut Higher Education Trust and each of their officers, employees, trustees, and directors (collectively, the “Indemnified Parties” for purposes of this Section 4.2) against any and all Losses to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise: (i) that arise out of or are based upon any untrue or inaccurate statements or omissions, or inaccurate or incorrect information provided by the Trust or its agents to the Indemnified Parties; (ii) insofar as such Losses arise out of a breach of the representations and warranties contained herein by the Trust; (iii) insofar as such Losses arise out of or are based upon a breach by the Trust of any material provision contained herein; (iv) that arise out of or relate to or are based on the offer or sale of Fund Shares during the term of this Agreement; (v) that arise out of or are based on any untrue statements or alleged untrue statements of any material fact contained in any Fund’s Prospectus, shareholder reports, proxy statements and related materials and performance information provided by the Trust, or any of its officers, employees, directors or agents, to any Indemnified Party (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, if such statement or omission was made in reliance upon and in conformity with information furnished in writing by or on behalf of the Trust or any of its officers, employees, directors or agents; (vi) that arise out of a pricing error as discussed in Section 1.6 herein which erroneous pricing information TFI, acting in good faith, in fact transmitted to the Investment Portfolio precisely as received from the Trust, provided that such Losses can be demonstrated by TFI in a manner reasonably acceptable to the Trust; or (vii) to the extent that any Losses arise out of or result from the willful misfeasance, bad faith, or negligence of the Trust as limited by and in accordance with the provisions of Sections 4.2(b) and 4.2(c) hereof.

(b) The Trust shall not be liable under this indemnification provision with respect to any Losses to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, bad faith, or negligence in the performance or such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations and duties under this Agreement.

(c) The Trust shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Trust in writing within a reasonable period of time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Trust of any such claim shall not relieve the Trust from any liability which it may have to the Indemnified Party, except to the extent that the omission results in a failure of actual notice to the Trust and the Trust is damaged solely as result of the failure to give such notice. If any such action is brought against the Indemnified Party, the Trust shall be entitled to participate, at its own expense, in the defense of such action. The Trust shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action and to settle the claim at its own expense; provided, however, that no such settlement shall, without the Indemnified Parties’ written consent, include any factual stipulation referring to the Indemnified Parties or their conduct. After notice from the Trust to such party of the Trust’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Trust will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation. In any event, the Trust shall not be responsible for any claim settled or compromised, or for any confession of judgment, without its prior written consent, which consent shall not be unreasonably withheld.

ARTICLE V. Applicable Law.

This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York without regard to its conflicts of law principles.

ARTICLE VI. Notices.

6.1 Any notice shall be sufficiently given when sent by registered or certified mail, or electronic mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Funds:	GMO Series Trust
c/o Grantham Mayo Van Otterloo Co LLC
40 Rowes Wharf
Boston MA 02110
Attention: DC Operations
With a Copy to: General Counsel

If to TFI:	TIAA-CREF Tuition Financing Inc.
8500 Andrew Carnegie Boulevard
Charlotte, NC 28262
Attention: Douglas Chittenden
With Copy to:

ARTICLE VII. Amendment or Termination of Agreement.

7.1 Any amendment to this Agreement must be in writing executed by all parties hereto.

7.2 This Agreement shall remain in full force and effect with respect to each Fund until all Shares of that Fund held by any Investment Portfolio of the Plan have been redeemed by the Trust in accordance with this Agreement and applicable law.

ARTICLE VIII. Relationship of Parties: No Joint Venture, Etc.

8.1 Any services performed hereunder shall be as independent contractors and not as an employee or agent of the other parties and none of the parties shall hold itself out as an agent of another party with the authority to bind such party. Neither the execution nor performance of this Agreement shall be deemed to create partnership or joint venture by and among any of the parties hereto nor give any rights to or create any contractual obligations to any non-parties to this Agreement.

8.2 Additionally, the parties hereto agree that: (i) the relationship of the parties formed by this Agreement is not exclusive; and (ii) each party may enter into agreements similar to this Agreement with unrelated third parties

ARTICLE IX. Miscellaneous.

9.1 The parties agree that this Agreement and all books, records, information, and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by applicable law.

9.2 The parties shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services contemplated by this Agreement. Upon the reasonable request of any party, the party to whom the request is made shall provide copies of records relating to the Investment Portfolio or Fund transactions, as applicable, or any other records necessary to enable the requesting party (or the Plan or the Fund) to comply with any request of governmental agency, self-regulatory organization or to otherwise comply with applicable law.

9.3 The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

9.4 This Agreement may be executed simultaneously in two or more counterparts and via facsimile, each of which taken together shall constitute one and the same instrument.

9.5 If any provision of this Agreement shall be held or made invalid by court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

9.6 The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

9.7 This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto, such consent not to be unreasonably withheld, provided that such assignee must possess all necessary ability, power, and authority and financial and other resources for it to perform fully all of the assigning party’s duties and obligations under this Agreement. Any assignment in violation of this Section 9.7 shall be null and void.

9.8 Subject to the terms of this Agreement, each of the parties may use the services of a third party to fulfill its obligations under this Agreement; provided, however, that in such event, the party utilizing the services of a third party shall enter into a contractual arrangement with such third party that prohibits the third party from disclosing or using any information obtained by its delegate for any purpose other than to carry out the purposes of this Agreement; and provided further that the parry retaining any such third party shall not be relieved of any duties or obligations under this Agreement and shall be responsible for acts or omissions of such third party as if such acts and omissions were its own.

9.9 No act, delay or omission done, suffered or permitted by one party or its subsidiaries, affiliates, delegates or assignees shall be deemed to waive, exhaust or impair any right, remedy or power of such party hereunder, or to relieve any other party from its obligations under this Agreement. No waiver by any party of any right or remedy under this Agreement shall be deemed to be a waiver of any other or subsequent right or remedy under this Agreement; and no waiver of any term, covenant or condition of this Agreement shall be valid unless in writing and signed by the obligee party.

9.10 The provisions of Article IV and this section 9.10 shall survive the termination of this Agreement.

9.11 Each party agrees that at any time, and from time to time, it will do all such things and execute and deliver all such instruments, assignments, other documents and assurances, as such other party or its counsel reasonably deems necessary or desirable in order to carry out the intent, purpose and conditions of this Agreement and the transactions contemplated hereby or to facilitate the enjoyment of any of the rights created or contemplated hereby.

9.12 The Trust acknowledges and agrees that there is no guarantee or assurance that any Fund will be included as underlying fund of any Investment Portfolio and that, if included, a Fund may be removed as an underlying fund at any time. TFI makes no undertaking to recommend any Fund as an underlying fund for any Investment Portfolio.

9.13 Notwithstanding any other provisions of this Agreement to the contrary, the parties and their respective designees, agents and assigns will not be responsible for delays and errors caused by acts of God or circumstances beyond their control, including without limitation, acts of governmental or military authority, national emergencies, market closures, bank closures or temporary suspension of banking business, suspension of trading on national stock exchanges, labor unrest, strikes and lockouts, mechanical breakdowns, insurrection, acts of war or terrorism, riots, epidemics, failure or unavailability of transportation, communication or power supply fire, flood, earthquake or other catastrophe, extreme market volatility or trading volumes.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers as of the day and year first above written.

TIAA-CREF Tuition Financing, Inc.

By:	/s/ Douglas Chittenden
Name: Douglas Chittenden
President, TFI

GMO Series Trust, on behalf of the Funds separately and not jointly*

By:	/s/ Heather Schirmer
Name: Heather Schirmer Title: Vice President & Assistant Clerk

*	GMO Series Trust is a Massachusetts business trust and a copy of the Agreement and Declaration of Trust is on file with the Secretary of State of the Commonwealth of Massachusetts. Notice is hereby given that this Agreement is executed on behalf of the Trustees of GMO Series Trust and not individually, and that the obligations of or arising out of this Agreement with respect to each series of GMO Series Trust are not binding upon any of the Trustees or shareholders individually, but are binding upon the assets and property of that series.

EXHIBIT A

Fund Name	Share Class	Ticker	CUSIP

GMO International Equity Allocation Series Fund	Class R6	GEARX	380131482

SCHEDULE A

This Schedule A shall be applicable only to the extent that description of a Fund is to be included in the Plan Brochure.

Once the Trust has reviewed the Plan Brochure and provided certification regarding the accuracy of the information regarding any Fund to be included in the Plan Brochure, as described in Section 3.3 of the Agreement, the Plan Brochure may be translated from English-language into Spanish-language pursuant to the following procedures:

1.	The Plan Brochure will be translated into Spanish by the translation department of financial printer, or other experienced translator, chosen at the sole discretion of TFI.

2.	The Spanish-language version of the Plan Brochure will be reviewed for accuracy of the translation by Spanish-speaking attorney at law firm chosen at the sole discretion of TFI.

3.	Once the law firm finds that the translation is accurate after any necessary changes are made, the Spanish-language version of the Plan Brochure will be made available to prospective investors